                                                                    Exhibit 10.1


                     AMENDED AND RESTATED LETTER AGREEMENT

     This Amended and Restated Letter Agreement (this "Agreement"), dated as of February 22, 2001, is made between MindArrow Systems, Inc., a Delaware corporation (the "Company"), and Thomas J. Blakeley, an individual ("Consultant").

     WHEREAS, the Company and Consultant are parties to that certain Letter Agreement (the "Original Letter Agreement"), dated as of December 31, 2000, pursuant to which the Company and Consultant mutually terminated that certain Consulting Agreement, dated as of June 30, 2000, between Company and Consultant (a copy of which is attached hereto as Exhibit A, the "Consulting Agreement").
                                       ---------

     WHEREAS, the Company and Consultant have determined that the Original Letter Agreement contained certain inadvertent errors with respect to the mutual release provisions and inadvertently omitted to refer to the cancellation of that certain Change in Control and Executive Retention Agreement, dated September 28, 1999, between the Company and Consultant (a copy of which is attached hereto as Exhibit B, the "Change in Control Agreement").
                   ---------

     WHEREAS, the Company and Consultant wish to correct such errors and omissions by amending and restating the Original Letter Agreement as set forth herein.

     In consideration of the foregoing recitals, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Consultant hereby amend and restate the Original Letter Agreement in its entirety as follows:

    1. EFFECTIVE DATE. Consultant's status as a consultant for the Company was terminated effective as of the close of business on December 31, 2000 (the "Effective Date"). It is expressly agreed and understood by the parties hereto that the settlement of Consultant's consulting arrangement is by mutual consent and is not in any manner to be construed as termination for cause.

    2. CANCELLATION OF CONSULTING AGREEMENT. Effective as of the Effective Date, the Consulting Agreement has been terminated and is of no further force and effect.

    3. CANCELLATION OF CHANGE IN CONTROL AGREEMENT. Effective as of the Effective Date, the Change in Control Agreement has been terminated and is of no further force and effect.

    4. CONSIDERATION BY COMPANY. The Company shall deliver to Consultant (i) payment of $23,750 per the Company's normal payment schedule during the month of January 2001 (Consultant acknowledges receipt of such payment); (ii) 13 monthly payments of $18,000 beginning on February 1, 2001 followed by a single payment of $3,500 in the 14th month (Consultant acknowledges receipt of the first such monthly payment); (iii) payment for the lease obligation on Consultant's car in the amount of $750 per month for a period of 16 months beginning February 1, 2001 (Consultant acknowledges receipt of the first such monthly payment); (iv) payment for auto insurance and reasonable maintenance fees for Consultant's car;

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(v) reimbursement for pre-approved expenses incurred by Consultant relating to
Consultant's role as a director of the Company; (vi) life and health insurance benefits for Consultant consistent with those offered by the Company to its directors generally, for so long as Consultant remains a director of the Company; and (vii) a stock option agreement for the purchase of 57,000 shares of the Company's common stock at a strike price of $5.00 per share (Consultant acknowledges receipt of such stock option).

     5. ROLE AS DIRECTOR. This Agreement in no way affects Consultant's role as a director of the Company.

     6.  RELEASE OF SPECIFIED CLAIMS.

         (a) In recognition of the consideration provided for herein, Consultant hereby releases and discharges the Company and any of the Company's present, former and future partners, affiliates, direct and indirect parents, subsidiaries (other than the Company), successors, directors, officers, employees, agents, attorneys, heirs and assigns (collectively, the "Released Parties"), from any and all claims, actions and causes of action that Consultant may have as of the Effective Date with respect to the Released Parties, which arise from Consultant's service as a consultant to the Company under the Consulting Agreement, including without restriction Consultant's rights to any compensation or benefits from the Released Parties under the Consulting Agreement and any of Consultant's rights under the Change in Control Agreement. Consultant represents that he has been given the opportunity to consult with the attorney(s) of his choice prior to signing this Agreement and to have those attorney(s) explain the provisions of this Agreement to Consultant and that Consultant has knowingly and voluntarily accepted the terms of the offer as described herein.

         (b) The Released Parties hereby release Consultant from any and all claims, actions and causes of action, known or unknown, that the Released Parties, or any of them, may have with respect to Consultant as of the Effective Date, which arise from Consultant's service as a consultant to the Company under the Consulting Agreement.

      7. PROTECTION OF THE COMPANY'S INTERESTS.

         (a) Exclusive Property. Consultant confirms that all confidential
             ------------------
     information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Consultant relating to the business of the Company shall be and remain the property of the Company. Consultant further represents that he has delivered to the Company, and has not without the consent of the Company retained copies of, any written materials not previously made available to the public, or records and documents that Consultant made or that came into Consultant's possession concerning the business or affairs of the Company.

         (b) Non-Disparagement. For a period of twenty-four (24) months after
             -----------------
     the Effective Date, Consultant agrees that he shall not disparage the Company or its products, services, or management to any third party. The Company agrees that in response to any inquiry from a prospective employer directed to the Company, Robert I. Webber or his successor shall


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     respond to the inquiry by highlighting Consultant's accomplishments and explaining Consultant's ceasing to provide consulting services to the Company.

     8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be performed in that state and without regard to laws that might otherwise govern under applicable principles of conflicts of law.

     9. SUCCESSORS AND ASSIGNS. The rights and obligations under this agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company and to Consultant's heirs, executives, successors and assigns.

     10. NON-ADMISSION OF LIABILITY. Both parties to this Agreement acknowledge and agree that this Agreement is a settlement and release of claims agreement designed to terminate any consultant/client relationship between the parties and to release any claims that Consultant may have against the Company. This Agreement shall not in any way be construed as an admission of liability by any of the parties to this Agreement.

     11. NON-ASSIGNMENT OF CLAIM. Consultant warrants that he has not assigned and will not assign any claim, right of action, or any right of any kind whatsoever, embodied in this Agreement, and that no other person or entity of any kind had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys' fees, costs, expenses, losses or claims referred to herein.

     12. ENTIRE AGREEMENT/MODIFICATION. The terms and provisions of this instrument constitute the entire agreement between the Company and Consultant, and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto with respect to Consultant's engagement by the Company under the Consulting Agreement, except as otherwise provided herein. This Agreement may not be enlarged, modified, amended or altered except in a writing signed by the Company and Consultant.

     13. KNOWING AND VOLUNTARY AGREEMENT. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. Consultant has been advised that this is an important legal document and that he should consult with an attorney of his choice prior to entering into this Agreement. Consultant specifically represents that he has been given an opportunity to consult with counsel and that, to the extent desired, Consultant has consulted with an attorney of his choice regarding the terms and conditions of this Agreement.

     14. NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) delivered personally or by facsimile, (ii) transmitted by first-class mail, postage prepaid, or airmail, postage prepaid, in the event of mailing for delivery outside of the country in which mailed, (iii) transmitted by an overnight courier of recognized reputation or of recognized international reputation in the event of an international delivery, or (iv) transmitted by telecopier (with confirmation by airmail or courier), addressed to the parties at the address set forth below (or at such other address as the parties shall have furnished to each other in writing):



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               If to the Company:       MindArrow Systems, Inc.
               -----------------        101 Enterprise, Suite 340
                                        Aliso Viejo, California 92656
                                        Facsimile: (949) 916-8713
                                        Attn: Legal Department

               If to Consultant:        Thomas J. Blakeley
               ----------------         2025 Via Teca
                                        San Clemente, California 92673
                                        Facsimile (949) 361-8532

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (A) the date of receipt if delivered personally or by facsimile, (B) the date seven (7) days after posting if transmitted by mail, (C) the date three (3) days after delivery to a courier if sent by recognized or internationally recognized courier service, or (D) the date on which written confirmation would be deemed to have been given as provided above, whether by mail or by courier, as applicable, if transmitted by telecopier, whichever shall first occur.

     15. SEVERABILITY OF THIS AGREEMENT. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     16. TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     18. ARBITRATION. Any disputes concerning this Agreement or otherwise arising out of Consultant's engagement by the Company as a consultant pursuant to the Consulting Agreement or the termination of the Consulting Agreement or Change in Control Agreement shall be submitted to final and binding arbitration in Orange County, California under the rules of the Judicial Arbitration and Mediation Service ("JAMS"). The arbitrator(s) shall award reasonable attorneys' fees and costs, including expert fees, to the prevailing party in any arbitration or court proceeding, including any appeal.


                   [signatures appear on the following page]

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     IN WITNESS WHEREOF, this Agreement is made and entered into as of the date first above written.

                                      MINDARROW SYSTEMS, INC.


                                      By:  _______________________________
                                           Robert L. Webber
                                           President/CEO


                                      THOMAS J. BLAKELEY


                                      By:  _______________________________
                                           Thomas J. Blakeley

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                                   EXHIBIT A

                             CONSULTING AGREEMENT

                               [attached hereto]








                                      A-1
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                                   EXHIBIT B

                          CHANGE IN CONTROL AGREEMENT

                               [attached hereto]














                                      B-1